Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-208009, 333-227100 and 333-262379) on Form S-3 and the registration statements (Nos. 333-262380, 333-228875 and 333-214887) on Forms S-8 of our report dated August 15, 2025, with respect to the consolidated financial statements of Avnet, Inc.

/s/ KPMG LLP

Phoenix, Arizona

August 14, 2026